UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6I(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

MoneyGram Highlights Further Information About NOL Tax Benefits Preservation Plan

Adopted for Benefit of All Stockholders and Strongly Opposes Proxy Advisory Firm

Recommendations Against Directors for Adopting the NOL Plan.

These supplemental materials are being filed to supplement the definitive proxy statement (the “Proxy Statement”) filed by MoneyGram International, Inc. for its 2021 annual meeting of stockholders which was filed with the Securities and Exchange Commission on March 25, 2021. Specifically, it supplements the disclosure included in the Proxy Statement relating to Proposal 1 – Election of Directors, to address certain shareholder voting recommendations published by ISS and Glass Lewis.

Summary

ISS and Glass Lewis have recommended that its clients vote “against” incumbent MoneyGram director nominees W. Alexander Holmes, Antonio Garza Jr., Michael Rafferty, W. Bruce Turner, and Peggy Vaughan at MoneyGram’s 2021 annual meeting of stockholders for adopting a Tax Benefits Preservation Plan (“Rights Plan”) and not submitting it to a stockholder vote. Our Board of Directors and our management strongly disagree with these recommendations for several reasons.

The Rights Plan is not a “long-term poison pill.” The Rights Plan has a maximum stated term of three years and was adopted by our Board solely in order to preserve the ability of MoneyGram to utilize its U.S. federal net operating losses (“NOLs”) and certain other tax attributes (collectively, “Tax Benefits”) to offset potential future U.S. federal income tax obligations. All of the stockholder feedback that we have received since adopting the Rights Plan has been positive, and no stockholder has expressed a desire for us to put it up for a stockholder vote. Furthermore, MoneyGram stockholders were already subject to a similar limitation on ownership by virtue of U.S. state money transmitter statutes.

The Rights Plan is designed to preserve valuable Tax Benefits, not to entrench management or prevent acquisitions.

The Rights Plan was not adopted for “entrenchment or anti-takeover” purposes as ISS suggests, but rather to preserve valuable Tax Benefits that enhance stockholder value. As of December 31, 2020, MoneyGram had estimated U.S. federal NOLs of approximately $37.8 million that could be available to offset its future U.S. federal taxable income, and had estimated U.S. federal tax credit carryforwards of approximately $15.6 million that could be available to reduce its U.S. federal income tax. Under Section 382 of the Internal Revenue Code (the “Code”), if MoneyGram were to undergo an “ownership change,” these valuable Tax Benefits would be substantially lost.

The Rights Plan is specifically designed to prevent the loss of these Tax Benefits by preventing an “ownership change,” as defined under Section 382 of the Code. Under the Code, a corporation generally will experience an ownership change if the percentage of the corporation’s stock owned by one or more 5% shareholders increases by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Rights Plan reduces the likelihood that changes in the Company’s investor base would limit the Company’s future use of its Tax Benefits, which could permanently impair the value of such Tax Benefits. The Company believes that no ownership change under Section 382 has occurred as of the date of this filing.

The Rights Plan provides for its early termination following a determination by the Board that it is no longer necessary or desirable for the preservation of the Tax Benefits, or no Tax Benefits are available to be carried forward or available.

Stockholders with whom we spoke after adoption of the Rights Plan universally supported it, and we have received no negative feedback from our stockholders on the Rights Plan.

We communicated with several large MoneyGram stockholders shortly after we announced the adoption of the Rights Plan on July 28, 2020. Without exception, these stockholders supported our adoption of the Rights Plan and expressed no negative views regarding our decision to adopt the Rights Plan. Furthermore, no stockholder has expressed to us a desire or expectation that the Rights Plan be put up for a stockholder vote.

Prior to the adoption of the Rights Plan, MoneyGram stockholders were already subject to state money transmitter change of control notice and consent requirements which are triggered at levels as low as 10% of voting shares outstanding.

A wholly owned subsidiary of MoneyGram holds a money transmitter license in each of the 49 U.S. states that require such a license to operate, as well as in certain U.S. territories. While the state statutes governing money transmitters vary, most require investors to receive the approval of the relevant licensing authority before exceeding a certain ownership threshold, even indirectly, in a regulated money transmitter. These ownership thresholds vary by state, with the lowest being at 10% of equity or voting shares outstanding. Accordingly, a current or prospective investor seeking to acquire 10% or greater ownership of MoneyGram in the aggregate would need to obtain such regulatory approvals first.

Therefore, as a practical matter, the Rights Plan simply temporarily lowers the threshold from just under 10% to 4.95% in exchange for the significant benefit of protecting the Tax Benefits. Our Board believes that this is an appropriate and necessary tradeoff that benefits the Company and our stockholders – the Rights Plan did not meaningfully lower the ownership cap to which our stockholders were already subject, and in exchange for the slightly lower ownership cap, the Tax Benefits are protected.

We strongly urge you to vote “For” all of our director nominees and “For” all of the other proposals included in our proxy statement for the Annual Meeting in accordance with our Board of Directors’ recommendations.